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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number 0-25119

                                   uBid, Inc.
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             (Exact name of registrant as specified in its charter)

                        8550 Bryn Mawr Avenue, Suite 200
                            Chicago, Illinois 60631
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]  Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:
 One (1)
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Pursuant to the requirements of the Securities Exchange Act of 1934, uBid, Inc.
has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 2, 2000                  UBID, INC.

                                     By:  /s/ Gregory K. Jones
                                          __________________________
                                          Gregory K. Jones
                                          President